Earnings Release for the Quarter Ended March 31, 2007

NDS GROUP PLC REPORTS THIRD-QUARTER RESULTS

HIGHLIGHTS

•	Revenues for third quarter up 20% to $178 million; nine-month revenues up 14% to $508 million.
•	Operating income for third quarter up 1% to $36 million; nine-month operating income up 12% to $118 million.
•	72.9 million active digital TV smart cards.
•	57.3 million cumulative middleware clients deployed.
•	6.4 million cumulative DVR clients deployed.

NEW YORK and LONDON - May 1, 2007: NDS Group plc (“NDS” or the “Company”) (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation, which supplies open end-to-end digital technology and services to digital pay-television platform operations and content providers, announced today its results for the quarter ended March 31, 2007.

Commenting on NDS’s performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS said, “NDS is focused on three distinct markets: our current customers in developed markets where the introduction of new technologies is a key driver; new customers in developing markets where low cost with attractive functionality is key to rapid penetration; and new markets made possible by the increasing ubiquity of broadband enabling delivery of content to broadband enabled set-top-boxes, as well as PC, portable PMP, and mobile devices. We are making progress on all these fronts, many of which require resources and investments by us well ahead of the arrival of revenues. NDS is committed to maintaining and extending its lead in these markets.”

KEY FINANCIAL MEASURES

	Three-month period ended March 31, (unaudited)		Nine-month period ended March 31, (unaudited)
	2007	2006	2007	2006

Revenue (in thousands)	$178,391	$149,204	$507,615	$445,902
Operating income (in thousands)	$35,782	$35,412	$117,772	$105,467
Operating margin	20%	24%	23%	24%
Net income (in thousands)	$29,224	$28,139	$94,603	$81,204
Diluted net income per share	$0.50	$0.49	$1.63	$1.41

KEY NON-FINANCIAL MEASURES

	Three-month period ended March 31,			Nine-month period ended March 31,
	2007		2006	2007		2006

Smart card deliveries (in millions)
Quantity delivered in period	6.4		6.8	19.6		18.4

Authorized cards (in millions)
Net additions	3.0		2.6	7.9		7.3
At end of period	72.9		64.0	72.9		64.0

Middleware clients deployed (in millions)
Middleware clients deployed in period	5.1		4.3	13.7		18.0
Acquisitions	-		-	2.0	(1)
Cumulative deployments, end of period	57.3	(1)	38.4	57.3		38.4

DVR clients deployed (in millions)
DVR clients deployed in period	1.1		0.7	2.9		1.3
Cumulative deployments, end of period	6.4		2.7	6.4		2.7

Employees
Full-time equivalents, end of period				3,460		2,907
__________
(1)
Ending balance for the three-month period ended March 31, 2007 includes, and acquisitions relates to, 2.0 million OpenRG residential gateway middleware devices, which were developed and deployed by Jungo, that were recognized at the time of the acquisition of Jungo.

BUSINESS HIGHLIGHTS

•
NDS and Kabel BW, a leading German cable operator, announced that Kabel BW has decided to switch its existing conditional access system to NDS’s VideoGuard® conditional access system. The security and the far-reaching technological perspective of NDS’s VideoGuard system were cited by Kabel BW as reasons for switching to NDS’s system.

•
NDS and HOT Telecom, the cable provider in Israel, announced that NDS has been selected to be the sole supplier of HOT Telecom’s conditional access system for its pay-television service in Israel. NDS technology will replace HOT’s incumbent conditional access system, which is currently deployed in the license area of the former Golden Channels Limited (one of the three operating cable entities that merged into HOT in January 2007). HOT has decided to consolidate to a single conditional access vendor in order to offer more advanced technology to its subscribers. The project also includes the deployment of NDS’ Audience Measurement System and Headend Unification.

•
NDS and Dogan TV announced an agreement to deploy a broad range of NDS technologies and applications that will enable Dogan TV to launch an advanced digital interactive television service, called D-SMART, which will be available to an estimated total of more than 17 million households in Turkey. The collaboration between NDS and Dogan TV will bring a new and exciting television service, broadcasting free-to-air and premium content to Turkish consumers on a convenient ‘pay-as-you-go’ basis. NDS will provide Dogan TV with its world-leading VideoGuard conditional access, MediaHighway middleware and electronic program guide, giving Dogan TV a secure and robust infrastructure on which it can grow its business.

•
NDS and Nortel signed a global reseller and joint marketing agreement, and the companies are working together to facilitate the integration of Nortel’s voice and multimedia features into the television environment. Plans include integrating Nortel’s voice and multimedia products into our MediaHighway / Metro TM middleware, in order to produce a new set of communications services for television.

•
In April 2007, we announced the debut of NDS RadioGuardTM, a conditional access solution for digital HD RadioTM broadcasting. With NDS RadioGuard integrated into the HD Radio system, broadcasters can offer more choices to their listeners, a broader selection of content and more segmentation opportunities for advertisers, all of which provide additional revenue-generating possibilities. Consumers will be able to take advantage of services not currently offered in today’s terrestrial or satellite radio environments, including pay-per-listen options for live concerts and events, improved radio reading services for the blind, private channels for emergency operators, and opt-in events sponsored by advertisers. We also recently announced that NDS RadioGuard has been selected by iBiquity Digital Corporation to protect digital content transmitted over HD Radio broadcasting. NDS is the only provider of conditional access for HD Radio broadcasting.

FINANCIAL REVIEW

Total revenues for the three-month period ended March 31, 2007 were $178.4 million, an increase of 20% over the corresponding period of the previous fiscal year. For the nine-month period ended March 31, 2007, revenues were $507.6 million, an increase of 14% over the corresponding period of the previous year.

The increase in conditional access revenues of 14% and 12% during the three- and nine-month periods ended March 31, 2007 from the corresponding periods in the previous fiscal year, respectively, was principally due to the increase in active subscribers and, in the nine-month period ended March 31, 2007, a higher volume of smart cards delivered to customers, especially to new customers in Europe, China and India. Integration, development and support revenues decreased by 29% in the three-month period ended March 31, 2007 and increased by 7% in the nine-month period ended March 31, 2007, compared to corresponding periods of the previous fiscal year. The decrease in the three-month period ended March 31, 2007 was due to a higher level of deferred revenue as fewer projects met our revenue recognition criteria as compared to the corresponding period of the previous fiscal year. In the nine-month period ended March 31, 2007, more projects met the revenue recognition criteria as compared to the corresponding period of the previous fiscal year. The recognition of revenues from new customers and from the delivery of enhancements to several of our major customers is dependent on the timing of satisfaction of all our revenue recognition criteria and therefore this component of our revenues tends to fluctuate from period to period. Fewer projects met our recognition criteria during the three-month period ended March 31, 2007 as compared to the corresponding period in 2006, whereas more projects met the criteria during the nine-month period ended March 31, 2007 as compared to the corresponding period in 2006. License fee and royalty revenues increased by 43% during the three-month period ended March 31, 2007, as compared to the corresponding period of the previous fiscal year, principally as a result of the increase in active subscribers. During the nine-month period ended March 31, 2007, license and royalty revenues increased by 6% as compared to the corresponding period of the previous fiscal year. This increase was also a result of an increase in active subscribers, but was substantially offset by a decrease in the number of MediaHighway middleware clients deployed during the nine-month period ended March 31, 2007 as compared to the same period in fiscal 2006. The volume of MediaHighway middleware clients deployed in the nine-month period ended March 31, 2006 was unusually high because DIRECTV commenced the initial download of our MediaHighway middleware and other of our related technologies to certain models of set-top boxes in use by their subscribers during that period. The increase in revenues from new technologies of 40% and 33% in the three- and nine-month periods ended March 31, 2007, respectively, compared to the corresponding periods of the previous fiscal year, was due to higher revenues from games and gaming applications and from our DVR technologies. The latter was largely a result of an increase in the cumulative number of DVR clients deployed during each of these periods. Revenues from new technologies in the three-month period ended March 31, 2007 also included initial revenues from Jungo.

In addition to the matters referred to above, comparisons of revenues for the three- and nine-month periods ended March 31, 2007 to the corresponding periods in the prior fiscal year were also affected by the relative weakness of the U.S. dollar over the periods. Approximately 49% of our revenues were denominated in currencies other than the U.S. dollar (principally pounds sterling and euros). We estimate that the weaker U.S. dollar has favorably impacted our total reported revenues for the nine-month period ended March 31, 2007 by approximately $19 million, or 4%, compared to the corresponding period of the prior fiscal year.

Cost of goods and services sold increased by 22% and 8% during the three- and nine-month periods ended March 31, 2007, respectively, from the corresponding periods in the prior fiscal year. Gross margin as a percentage of revenues was 60% and 62% in the three- and nine-month periods ended March 31, 2007, respectively, as compared with 61% and 60% during the corresponding periods of the previous fiscal year, respectively.

Our main operating expenses are employee costs (including the cost of stock option awards), facilities costs, depreciation and travel costs. These costs have increased primarily due to the higher number of employees and the increase in facilities occupied by those employees. These costs also include the impact of investments made in new facilities and infrastructure during the latter part of fiscal 2006.

Research and development costs increased by 25% and 20% for the three- and nine-month periods ended March 31, 2007, respectively, compared to the corresponding periods of the previous fiscal year, principally as a result of higher employee headcount due to more research and development being performed. However, the increase during the nine-month period ended March 31, 2007was partially offset by a $5.5 million grant from the French government as a consequence of our being engaged in certain eligible research projects. In the corresponding period of the previous fiscal year, we received an equivalent grant of $5.3 million. Sales and marketing expenses increased by 41% and 30% in the three- and nine-month periods ended March 31, 2007, respectively, compared to the corresponding periods of the previous fiscal year, as a result of higher employee headcount, increased attendance at trade shows and a higher level of corporate communications activities. General and administrative expenses increased by 33% and 24% in the three- and nine-month periods ended March 31, 2007, respectively, compared to the corresponding periods of the previous fiscal year, primarily due to higher stock option expenses, higher legal expenses and business development costs and higher facilities and infrastructure costs.

In addition to the matters referred to above, comparisons of expenses for the three- and nine-month periods ended March 31, 2007 to the corresponding periods of the previous fiscal year were also affected by the relative weakness of the U.S. dollar. In the nine-month period ended March 31, 2007, approximately 72% of our total expenses were denominated in currencies other than the U.S. dollar (principally pounds sterling, Israeli shekels and euros). We estimate that the weaker U.S. dollar has increased our total reported expenses in the nine-month period ended March 31, 2007 by approximately $20 million, or 5%, compared to the corresponding period of the previous fiscal year.

As a result of the factors outlined above, operating income was $35.8 million, or 20% of revenue, for the three-month period ended March 31, 2007, compared to $35.4 million, or 24% of revenue, for the corresponding period of the previous fiscal year. For the nine month period ended March 31, 2007, operating income was $117.8 million, or 23% of revenue, compared to $105.5 million, or 24% of revenue, for the corresponding period of the previous fiscal year.

Interest income earned on cash deposits was $6.2 million and $18.7 million in the three- and nine-month periods ended March 31, 2007, respectively, compared to $4.1 million and $10.5 million, respectively, in the corresponding periods of the previous fiscal year. This was due to higher average cash balances and higher interest rates.

Our effective tax rate was 30% for the three-month period ended March 31, 2007, compared to 29% for the corresponding period of the previous fiscal year. For the nine-month period ended March 31, 2007, our effective tax rate was 31%, compared to 30% for the corresponding period of the previous fiscal year. Changes in our effective tax rates were primarily due to variations in the proportions of our taxable profits earned in the different jurisdictions in which we operate.

As a consequence of all these factors, net income for the three-month period ended March 31, 2007 was $29.2 million, or $0.51 per share ($0.50 per share on a diluted basis), compared to $28.1 million, or $0.50 per share ($0.49 per share on a diluted basis), for the corresponding period of the previous fiscal year. Net income for the nine-month period ended March 31, 2007 was $94.6 million, or $1.66 per share ($1.63 per share on a diluted basis), compared to $81.2 million, or $1.45 per share ($1.41 per share on a diluted basis), for the corresponding period of the previous fiscal year.

As of March 31, 2007, we had cash and cash equivalents totaling $521.5 million. Our accumulated cash is being held with the intention of using it for the future development of the business and there are currently no plans to pay any dividends to shareholders. During the nine-month period ended March 31, 2007, we paid a net $82.7 million in respect of business acquisitions and had a decrease in short-term investments of $184.4 million, primarily as a result of the fact that our short-term investments matured and we did not reinvest such funds as longer-term deposits because the differential in interest rates between longer- and shorter-term deposits was negligible. As a result, we had a net inflow of cash and cash equivalents of $195.5 million during the nine-month period ended March 31, 2007, compared to a net cash inflow of $5.5 million during the corresponding period of the previous fiscal year.

ABOUT NDS

NDS Group plc (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television operators and content providers. See www.nds.com for more information about NDS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACT

NDS Group plc Yael Fainaro (IR) Tel: +44 20 8476 8287	Shared Value Noah Schwartz Tel: +44 20 7321 5032	Breakaway Communications U.S. Kelly FitzGerald Tel: +1 212 616 6006

CONFERENCE CALL

Dr. Abe Peled, Chairman and Chief Executive Officer, and Alex Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9.00a.m. New York time (2.00p.m. London time) on Tuesday, May 1, 2007.

Dial-in

U.S. toll free:	1 866 832 0717
U.K. freephone:	0800 073 8967
International dial-in:	+44(0)1452 562 716

Replay (available for seven days)

U.S. toll free replay:	1 866 247 4222
U.K. replay:	0845 245 5205
International replay:	+44(0)1452550000
Replay passcode:	5137164#

An audio replay will be also be available on the NDS website (www.nds.com) from May 2, 2007.

NDS Group plc

Unaudited Consolidated Statements of Operations

	For the three months ended March 31,		For the nine months ended March 31,
(in thousands, except per-share amounts)	2007	2006	2007	2006

Revenue:
Conditional access	$101,655	$89,458	$292,686	$260,222
Integration, development & support	7,338	10,393	38,433	36,087
License fees & royalties	27,122	18,994	74,922	70,501
New technologies	40,953	29,193	97,374	73,099
Other	1,323	1,166	4,200	5,993
Total revenue	178,391	149,204	507,615	445,902

Cost of goods and services sold
(exclusive of items shown separately below):
Smart card costs	(20,110)	(21,617)	(60,184)	(66,324)
Operations & support	(44,356)	(32,679)	(119,351)	(101,260)
Royalties	(4,816)	(2,727)	(11,912)	(8,405)
Other	(1,291)	(937)	(2,479)	(3,570)
Total cost of goods and services sold	(70,573)	(57,960)	(193,926)	(179,559)
Gross margin	107,818	91,244	313,689	266,343
Operating expenses:
Research & development	(45,638)	(36,608)	(123,613)	(103,053)
Sales & marketing	(10,912)	(7,762)	(28,203)	(21,767)
General & administration	(12,284)	(9,220)	(35,972)	(29,018)
Amortization of other intangibles	(3,202)	(2,242)	(8,129)	(7,038)
Total operating expenses	(72,036)	(55,832)	(195,917)	(160,876)
Operating income	35,782	35,412	117,772	105,467

Other income:
Interest, net	6,166	4,067	18,678	10,451
Income before income tax expense	41,948	39,479	136,450	115,918

Income tax expense	(12,724)	(11,340)	(41,847)	(34,714)
Net income	$29,224	$28,139	$94,603	$81,204

Net income per share:
Basic net income per share	$0.51	$0.50	$1.66	$1.45
Diluted net income per share	$0.50	$0.49	$1.63	$1.41

NDS Group plc

Consolidated Balance Sheets

(in thousands, except share amounts)	As of March 31, 2007 (Unaudited)	As of June 30, 2006 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$521,512	$320,636
Short-term investments	─	184,401
Accounts receivable, net (inclusive of $103,165 and $74,295 due from related parties)	145,588	97,716
Accrued income	39,609	37,050
Income tax receivable	218	1,411
Inventories, net	52,040	39,340
Prepaid expenses	19,311	17,031
Other current assets	2,572	3,650
Total current assets	780,850	701,235

Property, plant & equipment, net	50,491	46,239
Goodwill	124,148	66,917
Other intangibles, net	65,934	43,299
Deferred tax assets	10,054	7,506
Other receivables	14,394	6,681
Other non-current assets	30,170	25,244
Total assets	$1,076,041	$897,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (inclusive of $3,572 and $4,228 due to related parties)	$24,278	$26,966
Deferred income	66,740	45,492
Accrued payroll costs	25,331	26,647
Accrued expenses	26,720	26,245
Income tax liabilities	22,279	19,039
Other current liabilities	18,515	16,762
Total current liabilities	183,863	161,151

Accrued expenses	39,795	33,747
Deferred income	159,839	134,529
Deferred tax liabilities	4,038	─
Total liabilities	387,535	329,427

Commitments and contingencies
Shareholders’ equity:
Series A ordinary shares, par value $0.01 per share: 48,000,000 shares authorized; 15,493,996 and 14,873,262 shares outstanding
as of March 31, 2007 and June 30, 2006, respectively	155	148
Series B ordinary shares, par value $0.01 per share: 52,000,000 shares authorized; 42,001,000 shares outstanding as of March 31, 2007
and June 30, 2006, respectively	420	420
Deferred shares, par value £1 per share: 42,000,002 shares authorized
and outstanding as of March 31, 2007 and June 30, 2006, respectively	64,103	64,103
Additional paid-in capital	554,088	534,668
Retained earnings (accumulated deficit)	14,982	(79,621)
Other comprehensive income	54,758	47,976
Total shareholders’ equity	688,506	567,694
Total liabilities and shareholders’ equity	$1,076,041	$897,121

NDS Group plc

Unaudited Consolidated Statements of Cash Flows

	For the nine months ended March 31,
(in thousands)	2007	2006
Operating activities:
Net income	$94,603	$81,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,992	12,088
Amortization of other intangibles	8,129	7,038
Stock option-based compensation	6,256	3,776
Other	546	─

Change in operating assets and liabilities, net of acquisitions:
Inventories	(12,692)	7,882
Receivables and other assets	(58,970)	(45,137)
Deferred income	44,789	37,905
Accounts payable and other liabilities	105	6,432

Net cash provided by operating activities	96,758	111,188

Investing activities:
Capital expenditure	(16,191)	(21,921)
Business acquisitions, net of cash acquired	(82,672)	(3,118)
Short-term investments, net	184,401	(101,035)

Net cash generated by (used in) investing activities	85,538	(126,074)

Financing activities:
Issuance of shares (inclusive of realized excess tax benefits of $2,922 and $4,095)	13,160	20,348

Net increase in cash and cash equivalents	195,456	5,462

Cash and cash equivalents, beginning of period	320,636	339,791
Exchange movements	5,420	(628)

Cash and cash equivalents, end of period	$521,512	$344,625